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                                                                    EXHIBIT 99.2


                                  PRESS RELEASE

12/30/03 - ROPER COMPLETES ACQUISITION OF NEPTUNE TECHNOLOGY GROUP HOLDINGS

ROPER COMPLETES ACQUISITION OF
NEPTUNE TECHNOLOGY GROUP HOLDINGS

Duluth, Georgia, December 30, 2003 - Roper Industries, Inc. (NYSE:ROP) announced that it has completed the previously announced acquisition of Neptune Technology Group Holdings Inc.

Roper also announced that it completed a public offering of 4.2 million shares of its common stock for gross proceeds of $201.6 million, an offering of 3.75% senior subordinated convertible notes for gross proceeds of $230.0 million, and a new $625.0 million senior secured credit facility consisting of a $400.0 million five-year term loan and a $225.0 million three-year revolving credit facility. The credit facility will initially be priced at LIBOR plus 200 basis points. The Company had drawn $20.0 million on the revolving credit facility upon closing of the acquisition of Neptune. The Company has also granted the underwriters an option to purchase up to 0.6 million of additional shares to cover over-allotments.

Roper used the proceeds from the common stock offering, together with borrowings under its new senior secured credit facility, to fund the acquisition, repay a portion of its existing credit facility and pay related fees and expenses. Roper used all of the proceeds from the notes offering to redeem its outstanding senior notes and to repay a portion of its existing credit facility.

The Company noted that the strength of demand for the convertible notes and credit facility participation resulted in a reduction in the final credit facility debt rates and convertible note coupons.

About Roper Industries
Roper Industries is a diversified industrial growth company providing engineered products and solutions for global niche markets. Additional information about Roper Industries, including registration for press releases via email, is available on the Company's website, www.roperind.com.

CONTACT INFORMATION:
Name: Chris Hix
Title: Director of Investor Relations
Phone: +1 (770) 495-5100
E-mail: investor-relations@roperind.com